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[LETTERHEAD]


                                                                  April 4, 2000


     Media 100 Inc.
     290 Donald Lynch Boulevard
     Marlborough, MA 01752

     Ladies and Gentlemen:

                      We have acted as counsel to you, Media 100 Inc., a Delaware corporation ("Media 100"), in connection with the proposed merger (the "Merger") of Derringer Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Media 100 ("Merger Sub"), with and into Digital Origin, Inc., a California corporation ("Digital Origin"), pursuant to the Agreement and Plan of Merger by and among Media 100, Merger Sub and Digital Origin, dated as of December 28, 1999 (the "Merger Agreement"). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

                      This opinion is being furnished to you, at your request, in connection with the filing of the Registration Statement on Form S-4 (the "Registration Statement") filed on the date hereof with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act").

                      In rendering our opinion set forth below, we have examined and, with the consent of Media 100, Merger Sub and Digital Origin, relied upon the accuracy and completeness (which we have neither investigated nor verified) of the facts, information, covenants, representations and warranties contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, including the Exhibits thereto, the Registration Statement and such other documents and corporate records as we have deemed necessary or appropriate as a basis for our opinion set forth below. In addition, we have relied upon certain statements, representations and covenants made by Media 100, Merger Sub and Digital Origin,

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Media 100 Inc.
April 4, 2000
Page 2


     including representations and covenants set forth in letters from Media 100, Merger Sub and Digital Origin dated the date hereof (the "Tax Certificates").

                      In rendering our opinion set forth below, we have assumed that the (i) Merger will be consummated in accordance with the terms of the Merger Agreement and as described in the Registration Statement and none of the terms and conditions contained therein has been waived or modified in any respect prior to the Effective Time, (ii) Tax Certificates will be complete and accurate as of the Effective Time and all of the statements and representations set forth in the Tax Certificates are true, without regard to any qualification as to knowledge and belief, and (iii) Registration Statement, the Merger Agreement and the Tax Certificates reflect all the material facts relating to the Merger, Media 100, Merger Sub and Digital Origin. Our opinion is conditioned upon, among other things, the initial and continuing accuracy and completeness of the facts, information, covenants, representations and warranties made by Media 100, Merger Sub and Digital Origin (including, without limitation, those set forth in the Merger Agreement and the Tax Certificates). Any material change or inaccuracy in the facts referred to, set forth or assumed herein, in the Registration Statement, in the Merger Agreement or in the Tax Certificates (giving effect to all events occurring subsequent to the Effective Time) may affect the conclusions stated herein.

                      We have also assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

                      In rendering our opinion set forth below, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder (the "Regulations"), pertinent judicial authorities, rulings of the Internal Revenue Service (the "Service") and such other authorities as we have considered relevant. It should be noted that such laws, the Code, the Regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. Additionally, our opinion is not binding on the Service or a court and, accordingly, the Service may assert a position contrary to our opinion and a court may agree with

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     the Service's position. A material change in any of the authorities upon which our opinion is based could affect our conclusions herein.

                      Based solely upon and subject to the foregoing and the other limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that, for U.S. federal income tax purposes, the Merger will be treated as a reorganization within the meaning of section 368(a) of the Code.

                      Except as set forth above, we express no other opinion. The opinion set forth herein is being furnished to you solely in connection with the Merger. This opinion is solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose without our express written permission.

                      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein under the heading "Certain U.S. Federal Income Tax Consequences of the Merger." In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under
     Section 7 of the Securities Act or the rules or regulations of the SEC promulgated thereunder.



                                Very truly yours,

                                /s/ Skadden, Arps, Slate, Meagher & Flom LLP
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